Exhibit 23(i)






CONSENT OF INDEPENDENT AUDITORS



We consent to the incorporation by reference in this Registration Statement of Dominion Resources, Inc. on Form S-8 of our reports dated February 2, 1996 and June 18, 1996 appearing in the Annual Report on Form 10-K of Dominion Resources, Inc. for the year ended December 31, 1995 and in the Annual Reports on Form 11-K of Dominion Resources, Inc. Employee Savings Plan and Virginia Power's Hourly Employee Savings Plan for the year ended December 31, 1995, respectively.



DELOITTE & TOUCHE LLP
Richmond, Virginia
July 30, 1996